                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549
                               -----------------
                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934

                               (Amendment No. 2)

                               Microvision Inc.
-------------------------------------------------------------------------------
                               (Name of issuer)

                                 Common Stock
-------------------------------------------------------------------------------
                        (Title of class of securities)

                                   594960106
-------------------------------------------------------------------------------
                                (CUSIP number)

                                 July 6, 1999
-------------------------------------------------------------------------------
            (Date of event which required filing of this statement)

       Check the appropriate box to designate the rule pursuant to which this Schedule is filed.
          [_] Rule 13d-1(b).  [X] Rule 13d-1(c).  [_] Rule 13d-1(d).


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS:  George M. Galpin
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 4
      United States of America

------------------------------------------------------------------------------
                          SOLE VOTING POWER:
                     5
     NUMBER OF            257,100

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER:
   BENEFICIALLY      6
                          43,750
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER:
                     7
    REPORTING             257,100

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER:
       WITH          8
                          26,400
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
 9
      327,250 shares of Common Stock

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
10
      [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:
11
      4.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
12
      IN, IA

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 594960106                   13G                PAGE 2 OF 3 PAGES
-----------------------                                  ---------------------

Item 1(a).  Name of Issuer:  Microvision Inc.

Item 1(b). Address of Issuer's Principal Executive Offices: Microvision, Inc., 19910 North Creek Parkway, Bothell, WA. 98011-3008, (425) 415-6847.

Item 2(a).  Name of Person Filing:  George M. Galpin

Item 2(b).  Address of Principal Business Offices or, if none, Residence:
            George M. Galpin Co, Inc., 120 West Dayton, Suite D-5, Edmonds, Washington 98020

Item 2(c).  Citizenship:  United States of America

Item 2(d). Title of Class of Securities: Common stock, no par value (the "Common Stock")

Item 2(e).  CUSIP Number:             Common Stock: 594960106

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b): or (c), check whether the person filing is:

            (e) [X] An investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E)

            If this statement filed pursuant to Rule 13d-1(c), check this box.[X]

Item 4.     Ownership.

            (a)  Amount Beneficially Owned: 327,350

            (b) Percent of Class: 4.3% of Common Stock based upon Issuer's filing with the Securities and Exchange Commission on July 1, 1999.

            (c)  Number of shares as to which the person has:

                 (i)    sole power to vote or to direct the vote: 257,100

                 (ii)   shared power to vote or to direct the vote: 43,750

                 (iii)  sole power to dispose or to direct the disposition of:
                        257,100

                 (iv)   shared power to dispose or to direct the disposition of:
                        26,400

Item 5. Ownership of Five Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person. n/a

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company. n/a

-----------------------                                  ---------------------
  CUSIP NO. 594960106                   13G                PAGE 3 OF 3 PAGES
-----------------------                                  ---------------------

Item 8.     Identification and Classification of Members of the Group. n/a

Item 9.     Notice of Dissolution of Group. n/a

Item 10. Certification. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE: July 6, 1999.


/s/ George M. Galpin
--------------------
George M. Galpin